EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S 8 of Republic Bancorp, Inc. for the registration of Class A Common Shares under the Republic Bancorp, Inc. 2025 Stock Incentive Plan, of our report dated March 6, 2025, with respect to the consolidated financial statements of Republic Bancorp, Inc. and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10 K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Louisville, KY

May 21, 2025